Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (post-effective Amendment No. 2) of Middlefield Banc Corp. of our report dated March 6, 2019, relating to the consolidated financial statements of Middlefield Banc Corp. appearing in the 2018 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Middlefield Banc Corp. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

May 1, 2019

S.R. Snodgrass, P.C. • 2009 Mackenzie Way, Suite 340 • Cranberry Township, Pennsylvania 16066 • Phone: 724-934-0344 • Fax: 724-934-0345